Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Release

PR Contact:	Investor Contact:
Prasad Kallur Interphase Corporation 214-654-5000 pr@iphase.com	Joseph Hassett Interphase Corporation 866-630-INPH ir@iphase.com
Interphase Announces Third Quarter 2006 Financial Results
12% year-over-year revenue growth continues to fund profits
PLANO, Texas – October 26, 2006 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, today reported financial results for its third quarter ended September 30, 2006.
Revenues for the third quarter of 2006 were $7.8 million, representing a 12% increase over revenues for the third quarter of 2005 of $6.9 million. Third quarter 2006 revenues are lower by 17% as compared to revenues of $9.4 million in the second quarter of 2006 due to an unexpected reduction in product demand for the quarter from a major US based telecommunications customer. Revenues in the quarter were primarily driven by the continued strength in broadband telecom revenues, which rose 39% to $6.3 million in the third quarter of 2006 compared to $4.5 million for the third quarter of 2005. As expected, SlotOptimizer™ product line revenues declined to $1.1 million for the third quarter of 2006 compared to $1.9 million for the third quarter of 2005. Gross margin for the third quarter of 2006 was 52% compared to 50% for the third quarter of 2005. The company recorded a third quarter 2006 net income of $175,000, or $0.03 per share, compared to a loss of $(912,000), or $(0.15) per share in the third quarter of 2005.
“Interphase has continued to deliver profitable results during this quarter with a focused execution to our key strategic goal of establishing the company as a premier global supplier of AdvancedTCA™ and AdvancedMC™ solutions,” said Greg Kalush, president and chief executive officer of Interphase Corporation. “The reduction in revenue from a U.S. based telecommunications customer, however, impacted top line performance this quarter. We anticipate that the ongoing merger activity within our telecommunications customer base is likely to create some “lumpiness” in revenues over the next few quarters. However, with additional design wins bolstering the strength of our future revenue streams and with continued enhancement of our customer and partner relationships, such as our recently-announced alliance with Surf Communication Solutions, we have continued to expand our opportunity base for significant future growth.”

For the first nine months of 2006, revenues were $25.3 million compared to $23.3 million in the first nine months of 2005. Gross margin for the nine months ended September 30, 2006 was 54% compared to 53% for the same period in 2005. Net income for the first nine months of 2006 was $1.6 million or $0.27 per share, compared to a net loss of $(1.2) million or $(0.21) per share for the first nine months of 2005. The company’s balance sheet continues to be strong with a working capital position of $26.7 million, including a historically high cash and marketable securities position of $21.8 million on September 30, 2006.
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications, and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation Advanced TCA® (ATCA), MicroTCA™ and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, clients include Alcatel, Ericsson, Fujitsu Ltd., Hewlett Packard, Lucent Technologies, Motorola Inc., Nortel Networks Ltd. and Samsung. Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
Interphase, the Interphase logo, SlotOptimizer and the Be Mobile. Be Secure. tagline are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2006	2005	2006	2005

Revenues	$7,758	$6,924	$25,280	$23,296
Gross margin	4,067	3,491	13,588	12,293
Research and development	2,019	1,898	5,865	6,091
Sales and marketing	1,222	1,680	4,040	4,756
General and administrative	851	885	3,047	2,728

Total operating expenses	4,092	4,463	12,952	13,575
(Loss) income from operations	(25)	(972)	636	(1,282)
Income (loss) before income tax	118	(876)	1,379	(1,075)
Net income (loss)	175	(912)	1,628	(1,228)
Net income (loss) per diluted share	$0.03	$(0.15)	$0.27	$(0.21)
Weighted average common and dilutive shares	6,330	5,895	6,105	5,823
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Sept. 30, 2006	Dec. 31, 2005

Cash and marketable securities	$21,830	$18,568
Accounts receivable, net	5,537	5,195
Inventories	2,357	3,109
Net property, plant and equipment	884	1,158
Total assets	32,298	29,194
Total liabilities	7,484	6,696
Total shareholders’ equity	$24,814	$22,498
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